Exhibit 10.1

AGREEMENT

This AGREEMENT, dated as of January 2, 2020 (the “Effective Date”), is entered into by and among Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), Illumina, Inc., a Delaware corporation (“Parent”), and FC Ops Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Subsidiary”). Each of the Company, Parent and Merger Subsidiary are sometimes referred to as a “Party.” Capitalized terms used in this Agreement and not otherwise defined have the meaning given to them in the Merger Agreement (as defined below).

WHEREAS, the Company, Parent and Merger Subsidiary previously entered into the Agreement and Plan of Merger, dated as of November 1, 2018, as amended by that certain Amendment No. 1, dated September 24, 2019 (the “Merger Agreement”); and

WHEREAS, the Parties desire to terminate, effective as of the Effective Date, the Merger Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Termination. As of the Effective Date, the Merger Agreement shall be terminated and be of no further force or effect, and no party thereto shall have any continuing liabilities, damages or obligations to the other party thereunder, except as expressly provided in this Agreement and pursuant to the Confidentiality Agreement.

2.

Reverse Termination Fee. Notwithstanding anything to the contrary in the Merger Agreement, no later than January 6, 2020, the Reverse Termination Fee shall be paid by Parent to the Company by wire transfer of immediately available funds to an account or accounts designated by the Company. The Reverse Termination Fee will be repayable to Parent without interest by the Company solely in the event that, on or prior to September 30, 2020, the Company enters into a definitive agreement providing for, or consummates, a transaction described under clause (ii) or (iii) of the definition of Acquisition Proposal (with all percentages in the definition of Acquisition Proposal deemed to refer to 50%) had the Merger Agreement still been in effect (a “Change of Control Transaction”), but only if such Change of Control Transaction is consummated by the two-year anniversary of the execution of the definitive agreement for such Change of Control Transaction. Any repayment of the Reverse Termination Fee by the Company, if required, will occur in connection with, and be conditioned on, the consummation of such Change of Control Transaction. Other than as provided in this Section 2, the Parent Related Parties will have no right to recover the Reverse Termination Fee. For the avoidance of doubt, the Reverse Termination Fee will not be repayable, if required, on more than one occasion.

3.

Continuation Advances. As previously contemplated by the Merger Agreement, Parent shall make a cash payment to the Company of $6 million on or before each of January 2, 2020, and March 2, 2020, and a cash payment to the Company of $22 million on or before February 3, 2020. Each payment made by Parent pursuant to this Section 3 as well as any amounts previously made by Parent pursuant to Section 10.03 of the Merger

Agreement is referred to as a “Continuation Advance” (collectively, “Continuation Advances”) and will be made by wire transfer of immediately available funds to an account or accounts designated by the Company. The Company will use the Continuation Advances for general working capital purposes, including the repayment of debt. The Continuation Advances (including, without limitation, any Continuation Advances paid by Parent prior to the date hereof) will be repayable to Parent without interest by the Company solely in the event that, within two years following March 31, 2020, the Company enters into a definitive agreement providing for, or consummates, (x) a Change of Control Transaction or (y) a single equity or debt financing (that may have multiple closings) with proceeds received by the Company of no less than $100 million (a “Qualifying Financing” and, together with a Change of Control Transaction, a “Repayment Transaction”). Any repayment of the Continuation Advances by the Company will occur in connection with, and be conditioned on, the consummation of the applicable Repayment Transaction. The amount repayable in connection with a Qualifying Financing will be calculated based on an increasing sliding scale (from 50% to 100%) of the Continuation Advances actually paid to the Company relative to the proceeds received by the Company in a Qualifying Financing between $100 million and $200 million, inclusive, with (A) 50% of the aggregate amount of Continuation Advances actually paid to the Company being repayable where the proceeds received by the Company in a Qualifying Financing are equal to $100 million and (B) 100% of the aggregate amount of Continuation Advances actually paid to the Company being repayable where the proceeds received by the Company in a Qualifying Financing are equal to or exceed $200 million. For illustrative purposes only, if the proceeds received by the Company in a Qualifying Financing are equal to $150 million, then 75% of the aggregate amount of Continuation Advances actually paid to the Company shall be repayable. In a Change of Control Transaction, 100% of the aggregate amount of Continuation Advances actually paid to the Company shall be repayable. Other than as provided in this Section 3, the Parent Related Parties will have no right to recover any Continuation Advance, including by offset of any Continuation Advance against the Reverse Termination Fee.

4.

Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement (except as may be required by applicable law or any listing agreement with, or rule of, any national securities exchange or association) and shall not (except as may be required by applicable law or any listing agreement with, or rule of, any national securities exchange or association) issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation.

5.

Further Assurances. Each Party, at its own expense, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further certificates, agreements or instruments and shall take such other action as the other party hereto may reasonably request to document and effect the termination of the Merger Agreement and the transactions contemplated thereby.

6.

Binding Nature of Agreement; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties, their respective heirs, successors and permitted assigns, executors, or other such beneficiaries. This Agreement is not intended to create, and shall not create, any rights in any person who is not a party to this Agreement.

7.

Miscellaneous. The provisions of Section 11.01, Section 11.03, Section 11.04(a), Section 11.04(c), and Sections 11.06 through Section 11.13 of the Merger Agreement are hereby incorporated by reference in this Agreement with the same effect as if such provisions were set forth herein with the appropriate changes made.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:	/s/ Stephen M. Moore
	Name:	Stephen M. Moore
	Title:	Vice President, General Counsel and Corporate Secretary

ILLUMINA, INC.

By:	/s/ Joydeep Goswami
	Name:	Joydeep Goswami
	Title:	SVP, Corporate Development and Strategic Planning

FC OPS CORP.

By:	/s/ Joydeep Goswami
	Name:	Joydeep Goswami
	Title:	SVP, Corporate Development and Strategic Planning

[Signature Page to Agreement]